Exhibit 99.1

BioSig Technologies Issues June 2019 Shareholder Letter

Top Tier New Corporate Talent and First Successful Clinical Results from Leading Medical Institutions Pave Way for Commercial Rollout

Santa Monica, CA, June 20, 2019 -- BioSig Technologies, Inc. (NASDAQ: BSGM) (“BioSig” or the “Company”), a medical device company developing a proprietary biomedical signal processing platform designed to address an unmet technology need for the electrophysiology (EP) marketplace, today announced that the Company has issued their June 2019 Shareholder Letter, highlighting successful patient cases using PURE EP(tm) System at three different medical centers, strengthening of patent portfolio and publication strategy, inclusion on the Russell 3000® Index, and other milestones moving toward commercialization.

Recent Company Highlights:

●	Successfully conducted patient cases using PURE EP(tm) System at Indiana University School of Medicine, Texas Cardiac Arrhythmia Institute and Greenville Memorial Hospital
●	Announced that the company is set to join the broad-market Russell 3000® Index at the conclusion of the 2019 Russell indexes annual reconstitution, effective after the US market opens on July 1, 2019
●	Announced that the U.S. Patent & Trademark Office allowed a U.S. patent application covering its PURE EP(tm) Simulator
●	Received a total of $4.6 million in warrant and option exercises in Q1 and Q2 2019
●	Announced that the U.S. Patent Office allowed 33 patent claims covering its PURE EP(tm) System.
●	Announced that Jerome Zeldis, M.D., Ph.D, former Chief Medical Officer of Celgene, re-joined BioSig as an Independent Director
●

BioSig’s manuscript entitled, “Evaluation of Real Time Catheter Tissue Contact using Unipolar Intracardiac Signal Morphology” was accepted at International Engineering in Medicine and Biology Conference 2019

●	Participated at the Heart Rhythm Society’s 40th Annual Scientific Sessions in San Francisco, CA
●	Appointed Frank J. Quintero and D.A. Wallach to Advisory Board
●	Completed private placement for $8,620,506 in March 2019
●	Appointed Dr. Barry Keenan, Ph.D, MBA, PMP to head up BioSig’s advanced product development.

“The highlight of first five months of 2019 was, of course, the success of our first patient cases using PURE EP(tm) System at three different medical institutions,” stated Mr. Kenneth Londoner, Founder, Chairman and CEO of BioSig Technologies. “BioSig attended the Heart Rhythm Society’s 40th Annual Scientific Sessions and received outstanding feedback and support from the medical and scientific community. We have been working diligently towards commercialization and are excited that the PURE EP(tm) System has delivered great results during the first phase of external evaluation. Every area of our business has been solidified in the first five months of 2019 - strong balance sheet, exceptional human talent, first class clinical partners and robust intellectual property portfolio all mean that we’ve never been stronger as a Company. We would like to thank all our loyal shareholders – we never take your support for granted and will continue to work tirelessly on your behalf.”

To view BioSig Technologies’ June 2019 Shareholder Letter please visit the Company’s website.

About BioSig Technologies

BioSig Technologies is a medical technology company developing a proprietary biomedical signal processing platform designed to improve the electrophysiology (EP) marketplace (www.biosig.com). Led by a proven management team and a veteran Board of Directors, BioSig Technologies is preparing to commercialize its PURE EP™ System. The technology has been developed to address an unmet need in a large and growing market.

The Company’s first product, PURE EP™ System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory. The system is indicated for use under the supervision of licensed healthcare practitioners who are responsible for interpreting the data. This novel cardiac signal acquisition and display system is engineered to assist electrophysiologists in clinical decision-making during electrophysiology procedures in patients with abnormal heart rates and rhythms. BioSig’s ultimate goal is to deliver technology to improve upon catheter ablation treatments for the prevalent and potentially deadly arrhythmias, Atrial Fibrillation and Ventricular Tachycardia. BioSig has partnered with Minnetronix on technology development and received FDA 510(k) clearance for the PURE EP™ System in August 2018.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:
Natasha Drapeau
BioSig Technologies, Inc.
Executive Vice President

12424 Wilshire Blvd Ste 745

Los Angeles, CA 90025

ndrapeau@biosigtech.com

310-620-9320